                         [DAMEN FINANCIAL LETTERHEAD]



For Immediate Release       For Information contact:  Mary Beth
Poronsky Stull
Date:  May 9, 1996                                    (847)
882-5320


                     DAMEN FINANCIAL CORPORATION ANNOUNCES
                    FILING OF NOTICE OF INTENT TO INITIATE
               STOCK REPURCHASE PROGRAM AND SHAREHOLDER APPROVAL
                       OF ITS RRP AND STOCK OPTION PLANS


     SCHAUMBURG, ILLINOIS, May 9, 1996 - Damen Financial Corporation, the holding company for Damen Federal Bank for Savings (the "Bank"), announced that the Company has provided notice to the Office of Thrift Supervision (the "OTS") of its intent to repurchase approximately 4% of the outstanding shares of common stock in the open market over a six-month period in order to fund the
Company's Recognition and Retention Plan ("RRP"). Subject to non-objection by the OTS, the shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Mary Beth Poronsky Stull, Chairman, President and Chief Executive Officer of the Company, indicated that the Board of Directors believes the repurchase program is in the best interest of the Company and its stockholders in view of the current price level of the Company's common stock and the strong capital position of the Bank. Ms. Poronsky Stull stated that, "We believe that the repurchase of our shares is an attractive investment opportunity which will benefit the Company and its stockholders." Shareholders approved the RRP and a stock option plan at a special meeting held this morning.
Subject to the
receipt of non-objection from the OTS, the repurchased shares will become treasury shares and will be used to fund share awards made pursuant to the
Company's RRP.

     The Company was organized in 1995 to act as the holding company of the
Bank. The Bank, headquartered in Schaumburg, Illinois, primarily serves the communities in its market area through its offices located in Schaumburg,
Chicago and Burbank, Illinois.

     At March 31, 1996, the Company had consolidated total assets of $235.3 million and stockholders' equity of $56.9 million. The Company's stock is traded on the NASDAQ National Market System under the symbol
"DFIN."


                                     -END-